Exhibit 10.2
May 6, 2009
STRICTLY CONFIDENTIAL
Premier Exhibitions, Inc.
3340 Peachtree Road, NE, Suite 2250
Atlanta, GA 30326
Dear Mr. Adams:
     Reference is made to the Note Purchase Agreement, dated May 6, 2009 (the “Purchase Agreement”), by and between Premier Exhibitions, Inc. (the “Company”) and Sellers Capital Master Fund, Ltd. (“Sellers Capital”), the Convertible Note, Warrant, Registration Rights Agreement and other Transaction Documents (collectively, the “Financing Documents”). Capitalized terms appearing herein but not defined herein have the meanings ascribed to such terms in Purchase Agreement or the Warrant, as applicable.
     If on or prior to 5:00 p.m. on Wednesday, May 20, 2009, the Board of Directors of the Company (the “Board”) approves a transaction with Rick Kraniak, the proceeds of which will be used to prepay the Convertible Note, in full, in accordance with its terms, then notwithstanding anything to the contrary set forth in the Financing Documents, Sellers Capital shall only be permitted to exercise the Warrant for up to fifty percent (50%) of that number of shares of Common Stock for which the Warrant would, but for this letter agreement, have been exercisable in accordance with its terms.
     This letter agreement, shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. This letter shall agreement shall be deemed to be a Transaction Document for purposes of the Purchase Agreement.
     This letter agreement may be signed in counterparts and delivered by facsimile or portable document format (pdf).

Very truly yours,

SELLERS CAPITAL MASTER FUND, LTD.

By: Name:	/s/ Samuel S. Weiser Samuel S. Weiser
Title:	Chief Operating Officer

Accepted as of the date written above:

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher J. Davino Mr. Christopher J. Davino
Interim President & Chief Executive Officer